EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRE
We hereby consent to the use in this Registration Statement on Form S-4 of Stewart Enterprises, Inc. of our report dated February 17, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Stewart Enterprises, Inc., which appears in such Registration Statement. We also consent to the use of our report dated February 17, 2006 relating to the financial statement schedule, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
New Orleans, Louisiana
May 4, 2006